EXHIBIT 1

MEMBERS OF FILING GROUP

V. Prem Watsa

1109519 Ontario Limited

The Sixty Two Investment Company Limited

810679 Ontario Limited

Fairfax Financial Holdings Limited

Advent Underwriting Limited

Clearwater Insurance Company

Northbridge General Insurance Corporation

Odyssey Reinsurance Company

Clearwater Select Insurance Company

RiverStone Insurance Limited

Zenith Insurance Company